UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 995-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 22, 2010, ViiV Healthcare Company (“ViiV”), successor in interest to GlaxoSmithKline (“GSK”), notified Idenix Pharmaceuticals, Inc. (the “Company”) that a clinical milestone triggering a $20.0 million payment from ViiV with respect to GSK2248761 (known as ‘761) had been achieved by the Company pursuant to the License Agreement (defined below) between the Company and ViiV.  The Company expects to receive the milestone payment from ViiV no later than January 2011.

On February 4, 2009, the Company entered into a license agreement (the “License Agreement”) with GSK, whereby the Company granted GSK an exclusive license to develop, manufacture and commercialize certain non-nucleoside reverse transcriptase inhibitor compounds claimed in certain patents and patent applications owned or controlled by the Company, including ‘761, for the treatment and prophylaxis of human diseases and conditions on a worldwide basis. On October 29, 2009, GSK assigned the License Agreement to its affiliate, ViiV Healthcare Company.

Under the terms of the License Agreement, the Company is eligible to receive up to an aggregate of $433.5 million from ViiV, which included an upfront cash payment of $17.0 million, and up to an aggregate of $416.5 million in development and milestone payments, provided specified preclinical and clinical milestones and specified sales thresholds are achieved. There can be no guarantee that any further preclinical or clinical milestones or sales thresholds will be achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: November 23, 2010

By: /s/ Daniella Beckman
Daniella Beckman
Interim Chief Financial Officer